Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 7 to the Registration Statement on Form S-1 and related preliminary prospectus of our report dated April 13, 2022, with respect to the consolidated financial statements of Aridis Pharmaceuticals, Inc. (“Company”) as of and for the year ended December 31, 2021 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 28, 2023